Exhibit 99

           Titan Europe Admitted to Trading on London's AIM Exchange

     QUINCY, Ill.--(BUSINESS WIRE)--April 6, 2004--Titan International, Inc. (NYSE: TWI) reports that Titan Europe Plc, previously a wholly-owned subsidiary of Titan International, has been admitted to trading on the AIM market in London. The placing shares have been priced at 125 pence (approximately U.S. $2.25), with 26,775,000 shares offered. Trading will commence on AIM at 8:00 am London time (3:00 am Eastern time) Wednesday, April 7, 2004.
     Titan International anticipates receiving gross proceeds from the sale of Titan Europe shares of approximately $60 million before fees and expenses and will use these proceeds to pay down debt and solidify the company's financial position. Titan International will be the largest single stockholder in the newly public Titan Europe Plc, retaining a 30 percent interest.
     Mike Akers has been named president and CEO of Titan Europe Plc. Akers has been instrumental in the formation of Titan's European operations since 1989. Akers led the organization through a number of acquisitions in the wheel business throughout Europe, building Titan Europe into a leading manufacturer of agricultural, earthmoving and construction wheels, tracked vehicle idler wheels and wet-ramp brakes for agricultural vehicles. Titan Europe comprises six manufacturing and warehousing/distribution facilities in the United Kingdom, Italy, France and Germany.
     Titan International will concentrate its growth initiatives within North America, while Titan Europe focuses on expansion outside of North America, in addition to the idler wheel business which has a global reach.
     "This well-timed transaction will result in enhanced growth opportunities for both companies. With the completion of this transaction, both Titan International, Inc. and Titan Europe Plc will have the financial structure to facilitate future acquisition projects and maximize value for our stockholders, customers and employees," stated Maurice Taylor Jr., president and CEO of Titan International. "Our two companies will continue to function like two hands, independent but working together in coordinated efforts."
     "I am delighted that we have successfully completed the marketing process and we are impressed with the blue-chip investor list and the demand for our stock," stated Akers. "Not only will the admission to AIM facilitate Titan Europe's goal of increasing revenues and profits, thereby enhancing shareholder value, but it will also boost our brand profile with staff, suppliers and customers. The ability to operate as an independently quoted company presents significant growth opportunities for Titan Europe, and we look forward to bringing our plans to fruition."
     Seymour Pierce of London is acting as nominated advisor and broker for the placing and admission to AIM. This admission of Titan Europe Plc to the AIM Exchange in London does not constitute an offer or a solicitation of an offer for the purchase or sale of any securities in the United States of America.

     This press release includes forward looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.

     Titan International is a global supplier of mounted wheel and tire systems for off-highway equipment used in agriculture, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.


     CONTACT: Titan International, Inc.
              Lisa Ross, 217-221-4489